EXHIBIT 99.1

NEWS RELEASE                                                   [LOGO OF NOVELIS]
---------------------
For Immediate Release

    NOVELIS PROVIDES "STATE OF THE COMPANY" UPDATE IN LETTER TO SHAREHOLDERS

           DISCUSSES BUSINESS STRENGTHS AND TRANSFORMATION INITIATIVES

                  REQUESTS 31-DAY EXTENSION OF CREDIT AGREEMENT
                       WAIVER TO COMPLETE FINANCIAL REVIEW

ATLANTA - Apr. 6, 2006 - In a "State of the Company" letter to its shareholders, Novelis Inc. (NYSE: NVL) (TSX: NVL) today provided an update on its business strengths and transformation initiatives, including its strategic direction and priorities for 2006. The Company also announced that it is requesting a 31-day extension of the compliance filing waiver from its bank group to complete its financial review of the first and second quarters of 2005 and finalize its financial statements for the third quarter of 2005.

The text of the letter to shareholders from President and Chief Executive Officer Brian W. Sturgell follows.

LETTER TO SHAREHOLDERS

April 6, 2006

Dear Fellow Novelis Shareholders:

I am pleased to take this opportunity to give you a current view of the state of the Company, how we are transforming Novelis on many fronts, and our business momentum for the future. We have highly focused initiatives to grow the Company, capitalize on our strengths, and build shareholder value.

We recognize that we can't yet provide you with a definitive financial story, as our accounting review is not yet complete. We apologize that the review and restatement process has taken as long as it has. However, we expect the overall results, subject to the completion of the review of adjustments made to the opening balance sheet, to be immaterial to prior-year financial results. In fact, at this time we expect the restatements to result in a gain to net income of approximately $5 million in the aggregate for the first two quarters of 2005.

At the same time, we believe that it is important to communicate our perspective on where we stand today and where we are going. I would like to begin by discussing our evolution as an independent corporation. Since the time of our spin-off from Alcan Inc., we have been working to transform Novelis in a number of ways to best capitalize on our unique assets and pursue the drivers that define value creation for our industry: capacity utilization, portfolio optimization and cost position. We know that we need the right capital structure, the right corporate governance and management structure, and the best operational structure to pursue these drivers, realize our potential as a public company, and evolve into a world-class enterprise to maximize shareholder value.

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LOWER DEBT LEVELS
-----------------

We are fortunate to have unique global assets and capabilities that would be difficult to replicate and that set us apart from our competitors. However, because we began with high levels of debt, our emphasis has initially been on reducing those levels as quickly as possible before considering significant investments to increase our asset and technological leadership positions. For that reason, debt reduction, using our steady cash flow generation, remains a short-term priority as we transform Novelis from a highly leveraged organization into one with a more appropriate balance sheet. Our success in this area is demonstrable, and we will continue to make debt repayment a high priority for 2006. We believe the strength of our free cash flow supports this objective and our ability to execute against it.

We paid down debt by more than $300 million during 2005 using our free cash flow and, in the first quarter of 2006, retired an additional $80 million of our Term Loan, plus other amounts, using our cash flow from operations, supported by aggressive working capital improvements in all regions of our business. Notably, we were able to accomplish this at a time of sustained high metal prices.

We are committed to continuing to significantly reduce our debt, both as a critical component of business performance and as a means of creating additional shareholder value. While our commitment remains intact, this year's business environment makes this objective even more challenging. With metal prices continuing at extremely high levels, we still expect to reduce our debt by $200 million to $250 million for the full year through our focus on cash flow and without the consideration of any potential asset disposals.

REDUCED METAL PRICE CEILING EXPOSURE
------------------------------------

We have also mitigated our exposure to metal price fluctuations. In the fourth quarter, we announced a comprehensive program to cap our metal price ceiling exposure, including our commitment to eliminate the metal price ceiling concept in our can sheet contracts. In this regard, this year will be a bridge from our Company's past to its promising future, due to the fact that in 2006 we are expensing the $43 million cost to purchase the options needed to mitigate the can price ceiling on our 2006 metal exposure. We also have additional metal risk exposure in the second half of 2006 of approximately $45 million at today's metal prices. We expect this strategy to pay off in 2007 and beyond as we eliminate the ceiling price exposure in excess of our internal hedge capability, both in terms of the hedging costs and the metal exposure effect above the internal hedges.

MANAGEMENT AND CORPORATE GOVERNANCE INITIATIVES
-----------------------------------------------

We have also taken meaningful steps on the management and governance fronts. We have taken a close look at our management team and have made great strides in attracting leaders with significant public company experience. We are also placing added emphasis on strengthening our disclosure controls as well as our internal controls and systems to ensure that our reporting reflects best practices.

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To this end, the Board of Directors will appoint William T. Monahan as its new non-executive Chairman upon the retirement of J.E. (Ted) Newall following the Annual Meeting. Bill is a recognized "change agent," an experienced leader who most recently served as Chief Executive Officer of Imation following its spin-off from 3M. In addition, as we prepare for our first annual shareholders' meeting, we intend to enhance our Board by adding additional strong directors. We will focus on obtaining experienced individuals known for delivering value to shareholders. In this regard, we appreciate the helpful input we have received from many of you on the qualities and characteristics of potential Board candidates.

We recently announced the appointment of Arnaud de Weert as President, Novelis Europe, replacing Chris Bark-Jones who is retiring after 28 years with Novelis. Arnaud brings to Novelis extensive experience in driving cost reduction, lean Six Sigma manufacturing and profitable growth in the European environment. Arnaud was previously Chief Executive Officer of Ontex. Prior to joining Ontex in 2004, Arnaud was President, Europe, Middle East and Africa, for Stanley Works. Previously, he also held executive roles with GE Power Controls in Europe.

Our new finance organization is also taking shape. As we reported to you at the end of last year, we initiated an active search for a new Chief Financial Officer with successful and extensive public company experience, as well as a new Controller. We are well advanced in the CFO search process and look forward to the opportunity to announce an appointment in the near future.

In addition, Robert M. Patterson, who joined the Company on March 27, 2006, as a senior finance professional, will assume the position and responsibilities of Controller once the current Controller has completed her work for the Company. Bob is a Certified Public Accountant who has held a number of senior finance roles at SPX Corporation, most recently as Vice President and Segment Chief Financial Officer. Prior to that, he was an Audit Manager at Arthur Andersen LLP. He also has extensive work experience in Europe and China.

Our current CFO and Controller are expected to remain with the Company during a transition period. We expect that their successors will assume their new roles during the second quarter.

We have taken other actions to ensure that we have the right people and capabilities in place to meet our Company's changing needs. For example, we have addressed and resolved all but three of the 130 different transition services agreements related to the separation from Alcan, effectively eliminating any reliance on it for information technology, financial systems, transition services or other support.

You should see a notable difference as we take greater strides to separate ourselves from the former integrated model and more firmly establish our own culture, business practices, controls and measurements for successful financial performance - in short, our own way of doing things as a value-driven conversion company.

OPTIMAL PORTFOLIO AND PRODUCT MIX
---------------------------------

Operationally, we are intensely focused on maximizing the use of our technologically sophisticated rolling assets to expand our presence in the world's most attractive flat-rolled aluminum product markets where we can deliver products into high-end market segments that anticipate, as well as meet, the needs of our customers.

What makes us a leader in developing these high-end products is our asset capability in all four regions, our ability to develop and leverage our technology, our intellectual property and the know-how of our people. The end result is cash flow that allows us to maximize value from our leading-edge assets and technology.

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In implementing our global portfolio strategy, we are moving aggressively to enhance our presence in attractive markets like automotive, can, and lithography and to turn around, exit, or reduce our participation in those markets that we have determined are structurally unattractive.

In this regard, the continued restructuring of our European operations remains a top priority. We took several decisive steps in Europe in 2005, including evaluating different options for our operation in Borgofranco, Italy, and our aluminum rolling mill in Annecy, France. In 2006, we announced the successful sale of the Annecy facility and the Borgofranco site, and the reorganization of our Ohle and Ludenscheid foil operations in Germany, including the closure of two non-core business lines. The businesses we are exiting are not consistent with the financial requirements of our global portfolio. This is a good start, but there is still more to do throughout Novelis.

We have also begun the process of exploring the sale of our non-core Brazilian upstream operations (mining, energy, and smelting), as well as selling our 25% stake in the Petrocoque calcined coke facility. While we recognize that the complexity of divesting our upstream operations will prove challenging, we believe the time is right from a market valuation perspective to pursue this initiative aggressively. Our goal would be to use the proceeds from these sales to further accelerate our debt repayment and other potential value creating options. It is important to note that our smelting operations in Brazil serve a critical purpose in providing an internal hedge to our remaining exposure to increases in metal prices above the ceiling in certain beverage can sheet contracts and in the support of sheet ingot supply to our rolling operations in South America. Therefore, until we successfully eliminate all North American can ceiling contracts, a requirement of any sale of these upstream operations would be to address this hedging component and the sheet ingot supply requirement.

Beyond our restructuring actions, we are continuing to fund key value-creating initiatives. Recently, we announced a $30 million investment by Novelis Korea in the Yeongju facility, an important step in our strategy to focus on economically attractive and technologically sophisticated rolled products in important developing markets. Through this investment and our continued growth plans, our Korean operations can add approximately 100,000 metric tons of "high-end" capacity to our existing leadership position in Asia. This investment fits within our prior guidance to keep capital expenditures at or below $175 million in 2006.

In addition, all four of our business groups are pursuing a number of other cost reduction and cash generation initiatives that encompass recovery rates, delivery times and working capital turns, consistent with our conversion model. We also enhanced our procurement capabilities in 2005 through actions that included identifying new, low-cost alternatives for hardeners and metals. While price improvements and lower costs mitigate significant increases in the cost of energy, transportation and coatings, our cost reduction efforts will continue to be a critical component of maintaining and expanding our margins as we move forward.

We believe the outlook for aluminum conversion remains robust in 2006, and we are well positioned to capitalize on that momentum from an operating perspective. At the same time, extraordinarily high metal prices and unfavorable foreign exchange rates continue to be challenges. Within the context of all these factors, we have a focused game plan for 2006, a clear path of execution, and a commitment to deliver on all fronts.

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UPDATE ON TIMING OF FINANCIAL STATEMENT REVIEW
----------------------------------------------

As you know, we reported in November 2005 the decision by the Audit Committee of our Board of Directors to delay the release of our third quarter 2005 financial results, restate our previously issued financial statements for the first and second quarters of 2005, and conduct a review of our reserves, contingencies and adjustments made to create our opening balance sheet. We are still working to complete the 2005 financial review and finalize our third quarter 2005 financial results and amended quarterly reports for the first and second quarters of 2005.

We are requesting from our credit facility lenders an extension of 31 days to conclude the financial review and finalize these 2005 quarterly results. The primary cause of the requested extension is the continuing analysis of the entries to arrive at our opening balance sheet. The analysis is an exceptionally complex undertaking that requires a detailed inventory and accounting of the businesses that were carved out of Alcan to establish the equity of the operations that now constitute Novelis. The analysis covers an abundance of spin-related capital and debt transactions required to form Novelis. The Company is still in the process of analyzing these historical accounting records, a requirement for the completion of the financial review. Management expects that any further adjustments arising from this review will not have a material impact on either net income or cash.

We recognize that the additional time needed to complete this review will compress the time allowed for us to prepare our Annual Report on Form 10-K for 2005. Given the challenges of the compressed time frame between the expected filings of our Form 10-Qs and required filing of the Form 10-K, we will schedule an early May update to share with you a more informed view regarding our Form 10-K filing expectation.

CONCLUSION
----------

Over the past several months, we have been listening to our investors and we are carefully considering your input and suggestions as we navigate our second year as a public company. We are committed to taking the steps necessary to restore both our credibility and your trust, and we appreciate your continued support. Our plan is to return to our regular practice of investor conference calls when we finalize our fourth quarter and full year financials and file our 2005 Annual Report on Form 10-K. Our Company is strong, with unique assets, the right strategy and a management team focused on building and delivering shareholder value. We look forward to continuing to report to you on our progress as we move ahead.

Sincerely,

Brian W. Sturgell
President and Chief Executive Officer

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries and has approximately 13,000 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

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Statements made in this news release which describe Novelis' intentions, expectations, beliefs, or predictions may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. Important factors which could cause such differences include: the price of aluminum; global supply and demand conditions for rolled aluminum products; change in the relative spreads in our used beverage cans to primary metal; changes in the relative value of various currencies; demand and pricing within the principal markets for the Company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; economic developments; relationships with (and financial or operating conditions of) customers and suppliers; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; the level of our indebtedness and ability to generate cash; and other factors relating to the Company's ongoing operations. Additional important factors that could cause such differences in actual results include: the materiality of items identified during the review and restatement process; the timing to complete the review and restatement; the agreement of the lenders and regulatory authorities to the requested extensions to the referenced filing deadlines; and preliminary estimates of debt reduction and cash balances. The financial information provided in this news release was prepared by management and has not been audited. Reference should be made to Novelis' registration statement on form S-4 filed with the Securities and Exchange Commission for a discussion of major risk factors.

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MEDIA CONTACT:                                  INVESTOR CONTACT:
Charles Belbin                                  Holly Ash
+1 404 814 4260                                 +1 404 814 4212
charles.belbin@novelis.com                      holly.ash@novelis.com

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